EXHIBIT 21.1

SUBSIDIARIES OF GEVITY HR, INC. as of DECEMBER 31, 2008

Subsidiary

Jurisdiction of Formation

1. Gevity HR, L.P. *	Delaware
2. Gevity HR II, L.P. *	Delaware
3. Gevity HR III, L.P. *	Delaware
4. Gevity HR IV, L.P. *	Delaware
5. Gevity HR V, L.P. *	Delaware
6. Gevity HR VI, L.P. *	Delaware
7. Gevity HR VII, L.P. *	Delaware
8. Gevity HR VIII, L.P. *	Delaware
9. Gevity HR IX, L.P. *	Delaware
10. Gevity HR X, L.P. *	Delaware
11. Gevity HR XI, LLC *	New Mexico
12. Gevity HR XII Corp. *	Florida
13. Gevity XIV, LLC *	Delaware
14. Staff Leasing, LLC *	Delaware
15. Concorda Insurance Company Limited	Bermuda
16. Gevity Insurance Agency, Inc.	Delaware

* Also does business under the name “Gevity HR”.